Exhibit 99.1

          Innovex Corrects Guidance Issued on July 17, 2006 for Fiscal 2006 Fourth Quarter

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--July 17, 2006--Innovex Inc's (Nasdaq:INVX) fiscal 2006 third quarter earnings release contained incorrect guidance for the Company's expected fourth quarter revenue. The guidance should have stated that the Company expects revenue between $39 and $42 million and revenue excluding pass through material content between $21 and $24 million in its fiscal 2006 fourth quarter.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this Current Report on form 8-K are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

    CONTACT: Innovex, Inc., Maple Plain
             Doug Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com